Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (the “Settlement Agreement”) is made and entered into this 30th day of December, 2019 by, among, and between:
1.	GSE Performance Solutions, Inc., its parent company, GSE Systems, Inc. and their subsidiaries and affiliates, including, but not limited, DP Engineering Ltd. Co. (collectively, “GSE”);
2.	Christopher A. Davenport, individually (“Davenport”), and
3.	Steven L. Pellerin, individually and in his capacity as Seller Representative under the Membership Purchase Agreement (“Pellerin”).

The parties to this Settlement Agreement are hereinafter referred to individually as a “Party” or collectively as the “Parties.”

WITNESSETH
WHEREAS, the Parties to this Settlement Agreement are the Buyer and Seller Parties under (and as defined in) that certain Membership Interest Purchase Agreement dated as of February 15, 2019 (the “MIPA”), pursuant to which Seller Parties sold to Buyer their respective Interests in DP Engineering Ltd. Co.;
WHEREAS, following the execution of the MIPA, as set forth in greater detail in the August 27, 2019 Demand for Indemnification under Membership Interest Purchase Agreement, GSE alleged that Davenport and Pellerin breached the MIPA and made demand for indemnification under MIPA Section 3.07(a), 3.08(b), 3.13(b), 3.15(a) and 3.26 for Losses incurred in the amount of $29,000,000.00 (the “Indemnity Claim”);
WHEREAS, Davenport and Pellerin rejected the Indemnity Claim and fully denied that either breached any provision of the MIPA;
WHEREAS, the Parties have reached an agreement to resolve the Indemnity Claim and any and all other claims which any Party may have, now or in the future, known or unknown, in any way connected to or arising from the MIPA as well as additional claims as further defined herein excepting only those expressly reserved herein, and
WHEREAS, the Parties desire to document the terms and conditions of such settlement;
NOW, THEREFORE, for and in consideration of the mutual promises of the Parties to the other, the mutual releases and agreements contained herein, the promises of payment herein provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereto have agreed, and do hereby agree, to the following:

1.
Upon full execution of this Settlement Agreement, the Parties, collectively, agree to instruct the Escrow Agent (as defined in the MIPA) to release the Escrow Funds in the amount of One Million Seven Hundred Eight Thousand Seven Hundred Thirty and 68/100 Dollars ($1,708,730.68) to GSE Performance Solutions, Inc.;

2.
In addition to the foregoing, Davenport and Pellerin, collectively, agree to pay to GSE, or its designee, the total amount of Three Hundred Sixteen Thousand Two Hundred Sixty-Nine and 32/100 Dollars ($316,269.32), on or before 11:59p.m. Central Standard Time on December 31, 2019, provided that GSE provides Davenport and Pellerin with a signed Settlement Agreement and a W-9 no later than 10:00.a.m. Central Standard Time on December 31, 2019 (the “Settlement Execution Deadline”). Payment shall be via wire transfer pursuant to instructions delivered by GSE to counsel for Davenport and Pellerin on or before the Settlement Execution Deadline.

3.
As a material inducement to enter into this Settlement Agreement, GSE acknowledges and agrees that Davenport and Pellerin, on behalf of DP Engineering Ltd. Co., have previously filed a state tax return with the State of Mississippi for the tax period ending December 31, 2018 pursuant to which a refund in the amount of Twenty-One Thousand One Hundred Thirty-Five and No/100 Dollars ($21,135.00) is claimed to be due and owing (the “Tax Refund”). GSE has represented to Davenport and Pellerin that GSE has not yet received the Tax Refund. However, GSE acknowledges and agrees that the Tax Refund is due and payable to Davenport and Pellerin, and accordingly, GSE agrees that within seven (7) business days of receipt of the Tax Refund (or any portion of the Tax Refund), that it shall pay to Davenport and Pellerin, any and all amounts received related in any way to the Tax Refund. Such payment shall be made to Davenport and Pellerin c/o its counsel, M. Brandon Waddell, Vincent Serafino Geary Waddell Jenevein, P.C., 1601 Elm Street, Suite 4100, Dallas, TX 75201. GSE further agrees, upon written request, to provide Davenport and Pellerin with an accounting of the Tax Refund and to make its financial records available for inspection and copying at a mutually convenient time and location to the extent such financial records relate, in any way, to the Tax Refund or the receipt of any portion of the Tax Refund.

4.
With the exception of the reserved rights and obligations set forth in the immediately following Section (the “Reserved Rights”), all Parties fully, finally, and mutually release, acquit, and forever discharge each other and each other’s respective agents, employees, officers, partners, members, shareholders, parents, affiliates, subsidiaries, principals, trustees, owners, directors, sureties, successors, attorneys and all other persons and entities in privity with any of them (collectively, the “Releasees”), of and from the Indemnity Claim, and any and all claims, demands, damages, defects, and deficiencies, or any of them, including, but not limited to those related to, arising out of, or in connection with the MIPA or the operations or professional services provided by DP Engineering Co. Ltd. prior to February 15, 2019; claims for fraud, non-disclosure or misrepresentation; claims of subrogation or indemnity; claims for additional insured status; claims for property damage; claims for loss of use, diminution in value, stigma, delay damages, liquidated damages, consequential damages, or attorneys’ fees; claims for contractual indemnity; claims for breach of express or implied warranties; and all causes of action of any kind whatsoever, whether known or unknown, whether heretofore or hereafter accruing or arising, whether held by assignment or otherwise, whether sounding in tort, intentional tort, contract, or trespass, or arising by operation of law, code, regulation or statute, that any Party has, had, or may ever have in the future (whether in its own name or as assignee or successor for another) against any other Party or Releasee, in any way related to, arising out of, or in connection with the MIPA or the operations or professional services provided by DP Engineering Co. Ltd. prior to February 15, 2019.

5.	The following Reserved Rights are not released hereby and shall survive the execution of this Settlement Agreement:

a.	the obligations specifically undertaken by any Party in this Settlement Agreement;

b.
the obligations of GSE undertaken pursuant to Section 3 of this Settlement Agreement to pay the Tax Refund to Davenport and Pellerin and to provide an accounting and inspection of financial records as more particularly described in Section 3;

c.	the reservation by any Party entitled to receive funds hereunder, of claims against any Party failing to make payment as provided herein; and

d.	The indemnity obligations of Buyer to Seller Indemnitees under Section 10.03(c) of the MIPA.

6.	Each Party shall bear its own costs, attorneys’ fees, and experts’ fees which have been or may be incurred in the future arising out of or in any way related to Indemnity Claim.

7.
Non-Disparagement. As a material inducement to enter into this Settlement Agreement, the Parties collectively agree, following the effective date of this Settlement Agreement, not to directly or indirectly, either orally or in writing, participate in any action or attempted action that which could reasonably be expected to disparage, negatively comment on, criticize, denigrate, or adversely affect the reputation of another Party, its services, clients, business operations, policies, or practices.

8.
This Settlement Agreement is a compromise and settlement of disputed claims and is being entered into solely to avoid the time, expense, uncertainty, and inconvenience of continued dispute, discussion, litigation and arbitration. Neither the execution of this Settlement Agreement nor anything stated herein, nor any amount paid hereunder, is to be construed or deemed as an admission of liability, culpability, or wrongdoing on the part of any Party to this Settlement Agreement.

9.
All Parties agree to execute such other and further documents and releases, consistent with the terms of this Settlement Agreement, as may be reasonably required by any Party or its insurance carriers, to evidence and effectuate the agreements reached herein.

10.
Each of the Parties represents and warrants to the other Parties that it owns the claims it releases herein and has not assigned or otherwise transferred any claim or cause of action that it may have possessed against another Party to any person or entity not a Party to this Settlement Agreement. Each Party expressly warrants and represents that they have no knowledge or notice, actual or constructive, of anyone asserting claims, by, through or under that Party. The signatories hereto warrant and represent that they have the full power and authority to bind the Party entity for which they have signed.

11.
This Settlement Agreement constitutes a single, integrated, written contract expressing the entire understanding and agreement between  the Parties. The terms of the Settlement Agreement are contractual and not merely recitals. There is no other agreement, written or oral, expressed or implied, between the Parties with respect to the subject matter of this Settlement Agreement. The Parties declare and represent that no promise, inducement or other agreement not expressly contained in this Settlement Agreement has been made by any other Party or counsel for any other Party.

12.
Each Party adopts this Settlement Agreement as the product of a group drafting effort by counsel for all Parties, not to be construed more favorably for or against any Party to this Settlement Agreement. Each Party has been represented by independent counsel.

13.
Should any provision of this Settlement Agreement be held unenforceable for any reason it will be deemed severed from the Settlement Agreement, the remainder of which will continue to be in force in its entirety.

14.
This Settlement Agreement shall be binding upon and inure to the benefit of the Parties, and shall be binding on their respective affiliates, executors, administrators, personal representatives, heirs, successors, and assigns of each. Neither this Settlement Agreement, nor any of its recitals, terms or provisions, nor any of the negotiations or proceedings connected with it, nor any other action taken to carry out this Settlement Agreement, shall be offered as evidence in any pending or future claim or pending or future civil, criminal, or administrative action or proceeding, except in a proceeding to enforce this Settlement Agreement, or to defend against the assertion of the released claims, or as otherwise required by law. This Settlement Agreement has been entered into in reliance upon federal and state law provisions which provide for the inadmissibility of evidence regarding settlement and mediation negotiations or agreements.

15.
Maryland law, without regard to any law that would apply the law of any other state, shall govern the interpretation of this Settlement Agreement. Any disputes arising under this Settlement Agreement shall be heard in the federal or state courts of Maryland.

16.
This Settlement Agreement may be executed in multiple facsimile or electronic counterparts, and with facsimile signatures, and all such counterparts shall together be deemed to constitute one final agreement, as if each Party had signed one document. Each such counterpart or a facsimile copy thereof shall be deemed to be an original, binding the Parties subscribed thereto.

17.
The Parties agree that they shall keep all terms of this Settlement Agreement confidential. If inquiry is made, they agree they shall report only that the case was settled and the terms of the settlement are confidential and offer no further comment. However, if required by law, including without limitation applicable SEC regulations, the Internal Revenue Service or a court order, they shall reveal only what terms of the settlement are necessary to fulfill their legal obligations. Additionally, if necessary, the Parties may use the information in the Settlement Agreement for use in applications for insurance and for seeking court approval of the settlement, if necessary or applicable. The terms of this Settlement Agreement may be disclosed in connection with legal proceedings seeking to enforce the terms of this Settlement Agreement, and/or to the Parties’ tax, accounting, financial, and legal professionals, provided that such professionals agree to abide by the confidentiality provisions of this Agreement.

IN WITNESS WHEREOF, this Settlement Agreement has been executed by the Parties.

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GSE PERFORMANCE SOLUTIONS, INC.

By:  /s/ Emmett Pepe

Printed Name:  Emmett Pepe

Its:  Treasurer

Approved as to form:
/s/ George F. Ritchie
Counsel for GSE

/s/ Christopher A. Davenport
CHRISTOPHER A. DAVENPORT, INDIVIDUALLY

/s/ Steven L. Pellerin
STEVEN L. PELLERIN, INDIVIDUALLY AND
IN HIS CAPACITY AS SELLER REPRESENTATIVE

Approved as to form:
/s/ M. Brandon Waddell
Counsel for Davenport and Pellerin